Exhibit 10.33

EXECUTION COPY

CONSENT AND AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS CONSENT AND AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 20, 2012, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), CERBERUS BUSINESS FINANCE LLC, as agent for the Lenders (in such capacity, “Agent”), KELLWOOD COMPANY, a Delaware corporation (“Parent”), the Domestic Subsidiaries of Parent party hereto as Borrowers (together with Parent, “Borrowers”) and the other Obligors party hereto (together with the Borrowers, the “Loan Parties”).

WHEREAS, the Loan Parties, Agent, and Lenders are parties to that certain Term Loan Agreement dated as of October 19, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that Agent and Lenders (i) consent to an amendment to the Sun Last Out B/C/D Loan Agreement to increase the obligations thereunder by $30,000,000 (the “Additional Sun Debt”) and (ii) release that certain standby letter of credit number BMCH358973OS issued by Bank of Montreal on February 3, 2012 to Agent on behalf of SK Financial Services Corp. (the “Sun Letter of Credit”);

WHEREAS, in connection therewith, the Loan Parties, Agent and Lenders have agreed to amend the Credit Agreement in certain respects;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Consent. The Agent and the Lenders party hereto hereby consent to the incurrence by Borrowers of the Additional Sun Debt, pursuant to the terms of the Fourth AR Sun Loan Agreement (as hereinafter defined). Agent’s and Lenders’ consent to the incurrence of the Additional Sun Debt shall not be deemed to be a consent to any other deviation from the express terms of the Credit Agreement.

3. Amendments to Credit Agreement. In reliance upon the representations and warranties of the Loan Parties set forth in Section 7 below, the Credit Agreement is hereby amended as follows:

(a) Clauses (a) and (b) of the definition of “Applicable Margin” are hereby amended and restated in their entirety as follows:

“(a) From the Effective Date until April 20, 2012 (the “Initial Applicable Margin Period”), the relevant Applicable Margin shall be set at (i) 10.25% for a LIBOR Rate Loan, and (ii) 7.75% for a Reference Rate Loan.

(b) After the Initial Applicable Margin Period, the relevant Applicable Margin for a LIBOR Rate Loan or a Reference Rate Loan shall be set at the respective level indicated below based upon the Leverage Ratio of the Parent and its Subsidiaries set forth opposite thereto, which financial tests shall be calculated for the four consecutive fiscal quarter period ending on the last day of the most recently ended fiscal quarter of the Parent and its Subsidiaries for which quarterly financial statements and a certificate of the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative are received by the Collateral Agent and the Lenders in accordance with Section 9.1.2(b), provided, however, that if at the time of such calculation Consolidated EBITDA of the Parent and its Subsidiaries for the corresponding four consecutive fiscal quarter period is equal to or greater than $50,000,000, then the relevant Applicable Margin for any Loan indicated below shall be reduced by 0.75%

		Applicable Margin
Level	Leverage Ratio	LIBOR Rate Loan	Reference Rate Loan
I	Leverage Ratio greater than or equal to 2.125 to 1.0	11.25%	8.75%
II	Leverage Ratio less than 2.125 to 1.0 but greater than 1.75 to 1.0	11.00%	8.50%
III	Leverage Ratio less than or equal to 1.75 to 1.0	10.75%	8.25%

(b) The definition of “Consolidated EBITDA” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA—for any period, for Parent and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum (provided, that any gains referred to in clauses (e) or (m) below shall be deducted from such sum) of (without duplication) (a) Consolidated Net Income, (b) Consolidated Net Interest Expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) to the extent added or deducted in the calculation of Consolidated Net Income, all gains or losses in connection with restructuring the Calvin Klein license owned by Parent and its Subsidiaries in an aggregate amount not to exceed $3,000,000 in the aggregate for all periods, (f) to the extent deducted in the calculation of Consolidated Net Income, all costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ Koret and Sag Harbor names (including, but not limited to, severance, lease buy-outs, termination costs and losses on inventory), as well as other severance costs, contract termination costs, and costs associated with the shutdown of Borrowers’ Trenton, Tennessee distribution facility, in an aggregate amount not to exceed $1,500,000 during the term of this Agreement;

provided, that the aggregate amount added back under this clause (f) for the Fiscal Year ending January 28, 2012 shall not exceed $1,000,000, (g) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses relating to environmental claims in respect of Borrowers’ New Haven property in an amount not to exceed $2,000,000 in the aggregate for all periods, (h) nonrecurring restructuring charges incurred during Fiscal Years 2012 and 2013, in an aggregate amount for both years not to exceed $1,750,000, to the extent not already covered by any of the clauses (a)-(g) above, (i) losses or expenses reflected in Consolidated Net Income as a result of (A) amounts paid to Sponsor in respect of management fees to the extent (1) permitted under Section 9.2.17 (but not to exceed $3,000,000 in any Fiscal Year) and (2) not included in Consolidated EBITDA for a prior period as accrued but unpaid management fees and expenses pursuant to clause (C) below, (B) amounts paid to Sponsor in respect of expense reimbursements to the extent permitted under Section 9.2.17, and (C) accrued but unpaid management fees and expenses payable to Sponsor permitted under Section 9.2.17, (j) costs and expenses incurred in connection with Permitted Acquisitions, (k) all gains or losses resulting from any adjustments of future purchase price or earnout obligations recorded on the balance sheet (to the extent required by GAAP) in connection with the Rebecca Taylor and Zobha acquisitions or any Permitted Acquisition, in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement, (l) severance expense incurred outside of a GAAP designated restructuring event not to exceed $25,000 in Fiscal Year 2012, (m) to the extent deducted in the calculation of Consolidated Net Income, expense associated with maintaining the stock option program not to exceed $100,000 during any trailing twelve month period, (n) payment associated with the escheatment audit not to exceed $2,100,000 in aggregate, (o) to the extent deducted in the calculation of Consolidated Net Income, fixed asset write-offs and termination costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (p) to the extent deducted in the calculation of Consolidated Net Income, all non-cash costs associated with inventory write-downs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $3,300,000 during the term of this Agreement, and (q) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses incurred in Fiscal Year 2012 solely in connection with the audit of the Vince business in an amount not to exceed $350,000; provided that for the purpose of this definition, “Consolidated EBITDA” of the Parent and its subsidiaries shall be deemed to be: $5,832,000 for the fiscal quarter ended July 31, 2011, $15,604,000 for the fiscal quarter ended October 31, 2011 and $6,604,000 for the fiscal quarter ended January 31, 2012. For each period of 12 consecutive Fiscal Months ending next following the date of any Acquisition (whether consummated before or after the Closing Date), Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to Agent.”

(c) The definition of “Obligations” in the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Obligations—all (a) principal of and premium, if any, on the Loans, (b) interest (which shall include any PIK Amount or other capitalized interest), expenses, fees and other sums payable by Obligors under Loan Documents, (c) obligations of Obligors under any indemnity for Claims, (d) Extraordinary Expenses, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed or allowable in any Insolvency Proceeding, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.”

(d) The definition of “Term A Loans” in the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Term A Loans—the loans made pursuant to Section 2.1.1 of this Agreement on the Closing Date, together with any PIK Amount in respect of such loans. The amount of each Lender’s Pro Rata share of the Term A Loans as of the Closing Date is set forth on Schedule 1.1(A).”

(e) The definition of “Term B Loans” in the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Term B Loans—the loans made pursuant to Section 2.1.2 of this Agreement on the Closing Date, together with any PIK Amount in respect of such loans. The amount of each Lender’s Pro Rata share of the Term B Loans as of the Closing Date is set forth on Schedule 1.1(B).”

(f) The definition of “PIK Amount” is hereby added to Section 1.1 of the Credit Agreement, in appropriate alphabetical order, to read as follows:

“PIK Amount—as of any date of determination, the amount of all interest accrued with respect to the Term Loan A and/or the Term Loan B that has been paid-in-kind by being added to the balance of such Loan in accordance with Section 3.1(c).”

(g) Section 3.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of the following month, (ii) on any date of prepayment, with respect to the principal amount of the Loans being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, (i) so long as no Default or Event of Default has occurred and is continuing, a portion of such interest equal to 1.00% per annum shall, in the absence of an election by the Parent to pay such interest in cash, be paid-in-kind by being added to the principal balance of the Term Loan A and/or the Term Loan B, as applicable, and (ii) interest accrued at the Default Rate shall be due and payable on demand. Any PIK Amount shall be added to the then outstanding principal balance of the Term Loan A and/or the Term Loan B, as applicable, on the first day of the month in arrears, and thereafter, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Term Loan A and/or Term Loan B, as applicable.”

(h) Section 9.1.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year (provided that (A) with respect to the financial statements in respect of the Vince business referred to in clause (ii) below, for the Fiscal Year ending January 31, 2012, such financial statements shall be furnished within 180 days of the close of such Fiscal Year, and (B) with respect to all other financial statements for the Fiscal Year ending January 31, 2012, such financial statements shall be furnished within 97 days after the close of such Fiscal Year), (i) consolidated balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of Parent and its Subsidiaries, which consolidated statements shall be prepared in accordance with GAAP, and (ii) balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of the Vince business on a standalone basis, which financial statements shall be prepared in accordance with GAAP, in each case, audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrower Representative and acceptable to Required Lenders, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information filed with the Securities and Exchange Commission, and the consolidating balance sheets as of the end of such Fiscal Year and related statements of income for such Fiscal Year of Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries;”

(i) Section 9.1.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) as soon as available, (i) and in any event within 45 days after the end of each Fiscal Quarter the following: (A) (x) unaudited consolidated balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (y) commencing with the Fiscal Quarter ending April 30, 2012, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for the Vince business on a standalone basis, setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (B) consolidating balance sheets as of the end of such Fiscal Quarter and the related statements of income for such portion of the Fiscal Year then elapsed for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries (provided, that for the purposes of this clause (B) only, in the case of each Fiscal Quarter that corresponds with the end of a Fiscal Year, such delivery shall be made within 90 days after the end of such Fiscal Quarter), (ii) and in any event within 30 days after the end of each Fiscal Month (A) unaudited consolidated balance sheets as of the end of such Fiscal Month and a related consolidated profit and loss statement and cash flow statement for such Fiscal Month and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries (excluding discontinued operations), setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (B) commencing with the Fiscal Month ending May 31, 2012, unaudited balance sheets as of the end of such Fiscal Month and a related profit and loss statement and cash flow statement for such Fiscal Month and for the portion of the Fiscal Year then elapsed, for the Vince business on a standalone basis (excluding discontinued operations), setting forth in comparative form corresponding figures for the preceding Fiscal Year (it being understood that with respect to clauses (i)(A)(y) above and this clause (ii)(B), delivery of the profit and loss statement and statements of working capital, accounts payable and accounts receivable for the Vince business on a standalone basis shall satisfy the requirements set forth in such clauses (i)(A)(y) and (ii)(B) for the Fiscal Months and Fiscal Quarters ending prior to July 31, 2012) and (iii) and in any event within 45 days after the end of each Fiscal Quarter (but within 90 days after the last Fiscal Quarter in a Fiscal Year) a report setting forth a copy of Parent’s Management Discussion and Analysis for such Fiscal Quarter, and, in each case of clauses (i), (ii) and (iii), certified by either the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter or Fiscal Month, as applicable, and period, subject to normal year end adjustments and the absence of footnotes;”

(j) Section 9.1.2(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) to the extent available and upon Lenders’ request, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements, including any such management letters and material reports with respect to the Vince business on a standalone basis;”

(k) Section 9.1.2(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e) not later than 30 days after the end of each Fiscal Year, projections of (i) Borrowers’ consolidated balance sheets, results of operations and cash flow, (ii) the Vince business’ balance sheets, results of operations and cash flow on a standalone basis, in each case, for the next Fiscal Year, quarter by quarter, in form and substance reasonably satisfactory to the Collateral Agent, which projections shall be prepared on a reasonable basis and in good faith, and based on assumptions believed by the Borrowers to be reasonable at the time made based on the circumstances known at such time; it being recognized by the Lenders that any projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material;’

(l) Section 9.1.2 of the Credit Agreement is hereby amended by (i) deleting the “; and” at the end of clause (g), (ii) renumbering clause (h) as clause (i); and (iii) inserting the following new clause (h):

“(h) not later than 15 days after the Collateral Agent’s request, such information regarding actions undertaken and/or completed to ensure that the Vince business is working towards reporting its financial performance on a standalone basis such that it could be marketed and sold on a standalone basis; and”

(m) Section 9.2.24 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries as of the last day of any fiscal quarter ending nearest to the dates set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Leverage Ratio

July 31, 2012	7.77:1.00

October 31, 2012	5.71:1.00

January 31, 2013	3.51:1.00

April 30, 2013	3.47:1.00

July 31, 2013	3.58:1.00

October 31, 2013	3.08:1.00

January 31, 2014 and as of the last day of each fiscal quarter thereafter	2.44:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends nearest to the date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio

July 31, 2012	0.14:1.00

October 31, 2012	0.41:1.00

January 31, 2013	0.67:1.00

April 30, 2013	0.89:1.00

July 31, 2013	1.24:1.00

October 31, 2013	1.28:1.00

January 31, 2014 and as of the last day of each fiscal quarter thereafter	1.22:1.00

4. Continuing Effect. Except as expressly set forth in Section 2 or 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5. Reaffirmation and Confirmation; Covenant. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally) and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects. Failure to comply with the foregoing agreement shall constitute an immediate Event of Default.

6. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Agent:

(a) Agent shall have received a fully executed copy of this Amendment;

(b) [Intentionally omitted];

(c) Agent shall have received a fully executed copy of an amendment to the Revolver Loan Documents, consenting to the incurrence by Borrowers of the Additional Sun Debt;

(d) Agent shall have received a fully executed copy of the Fourth Amended and Restated Term Loan Agreement among Borrowers, the other Obligors party thereto, SCSF Kellwood Finance, LLC and Sun Kellwood Finance, LLC (the “Fourth AR Sun Loan Agreement”);

(e) Borrower shall have received proceeds of the Additional Sun Debt in the amount of $30,000,000, and such proceeds shall have been used to reduce the outstanding amount of the Revolver Debt;

(f) Agent shall have received payment of an amendment fee in the amount of $512,500 in immediately available funds; and

(g) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

7. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders that, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date);

(b) No Default or Event of Default has occurred and is continuing;

(c) This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and

(d) The incurrence of the Additional Sun Debt will not cause the principal amount of the Priority Obligations (as defined in the 2009 Debenture Intercreditor Agreement) incurred under Section 4.09(b)(1) of the Indenture to exceed the greater of (i) $225,000,000 less the aggregate amount of all Net Proceeds (as defined in the Indenture) of Asset Sales (as defined in the Indenture) applied by any Borrower since the date of the Indenture to repay any Indebtedness under the Priority Lien Documents (as defined in the 2009 Debenture Intercreditor) and to permanently reduce the commitments thereunder and (ii) the amount of the Borrowing Base (as defined in the 2009 Debenture Intercreditor).

8. Other Agreements.

(a) Reaffirmation. Each of SCSF Kellwood Finance, LLC (“SCSF Finance”), and Sun Kellwood Finance, LLC (“Sun Finance”, and together with SCSF Finance, the “Sun Guarantors”) hereby ratifies, affirms, acknowledges and agrees that its obligations under that certain Guaranty, dated as of October 19, 2011 (the “Guaranty”), made by the Sun Guarantors in favor of the Agent remain in full force and effect, and acknowledges and agrees that any reference therein to the Sun B/C/D Loan Agreement in the Guaranty shall mean the Sun B/C/D Loan Agreement as amended and restated by the Fourth AR Sun Loan Agreement.

(b) Release of Sun Letter of Credit and SK/Cerberus Guaranty. Upon the satisfaction of the conditions precedent to this Amendment set forth in Section 6 hereof the Agent agrees that (i) it shall return the Sun Letter of Credit to the Bank of Montreal for cancellation, and (ii) the Limited Guaranty, dated as of March 23, 2012, made by SK Financial Services Corp. in favor of the Agent in the maximum amount of $10,000,000 shall automatically terminate and be null and void and of no further force and effect.

9. Miscellaneous.

(a) Expenses. The Loan Parties jointly and severally agree to pay on demand all expenses of Agent (including, without limitation, the fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, all in accordance with Section 3.4 of the Credit Agreement. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

10. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Loan Party or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.

(b) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

KELLWOOD COMPANY KELLWOOD FINANCIAL RESOURCES, INC. (formerly known as Newkell, Inc.) KWD HOLDINGS, INC. PHAT FASHIONS LLC PHAT LICENSING LLC ZOBHA, LLC MEOW INC. BETH’S BOUTIQUE, LLC

By:

Name:	Adrian Kowalewski
Title:	Senior Vice President

AMERICAN RECREATION PRODUCTS, INC. SIERRA DESIGNS ACQUISITION CORPORATION ROYAL ROBBINS, INC.

By:

Name:	Adrian Kowalewski
Title:	Senior Vice President

First Amendment

AGENT AND LENDER:

CERBERUS BUSINESS FINANCE, LLC,
as Agent and a Lender

By:

Name:	Daniel Wolf
Title:	President

LENDERS:

A5 FUNDING L.P.

By:	A5 Fund Management LLC, its General Partner

By:
Name: Daniel Wolf
Title: Vice President

ABLECO FINANCE LLC

By:
Name: Daniel Wolf
Title: President

CERBERUS LEVERED LOAN OPPORTUNITIES FUND I, L.P.

By:	Cerberus Levered Opportunities GP, LLC, its General Partner

By:
Name: Daniel Wolf
Title: Managing Director

COREPOINTE LOAN SPV LLC

By:	CorePointe Group, LLC, its Managing Member

By:
Name: Seth Fink
Title: Vice President

Agreed and acknowledged with respect to Section 8(a):

SUN KELLWOOD FINANCE, LLC

By:
Name: Maxwell Curtis Lentz
Title: Vice President

SCSF KELLWOOD FINANCIAL, LLC

By:
Name: Maxwell Curtis Lentz
Title: Vice President

Agreed and acknowledged with respect to Section 8(b):

SK FINANCIAL SERVICES CORP.

By:
Name: Michael J. McConvery
Title: Vice President

First Amendment